CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Registration Statement on Form S-6 (the "Registration Statement") of our report dated February 7, 1996, relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States, and our report dated February 7, 1996, except as to Note 8 which is as of September 19, 1996, relating to the financial statements of Equitable Variable Life Insurance Company Separate Account FP and to the incorporation by reference of our reports into each Prospectus and Prospectus Supplement which constitute part of this Registration Statement. We also consent to the references to us under the heading "Accounting and Actuarial Experts" in each Prospectus and to the references to us under the heading "Financial Statements" in each Prospectus Supplement.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
New York, New York
December 9, 1996